Exhibit 99.2

INVENTURE FOODS, INC.

PRO FORMA FINANCIAL INFORMATION

(UNAUDITED)

On November 8, 2013, Inventure Foods, Inc. (“Inventure Foods” or “the Company”) completed an acquisition of Fresh Frozen Foods, LLC (“Fresh Frozen”).  Pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of November 8, 2013, by and among the Company, FFF Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Acquisition Sub”), Fresh Frozen, and Fresh Frozen’s members, Acquisition Sub acquired substantially all of the assets, properties and rights of Fresh Frozen (the “Acquisition”).  In addition, on May 28, 2013, we enhanced our berry purchase and freezing capabilities by acquiring the berry processing business of Willamette Valley Fruit Company, LLC (“Willamette”).

The following unaudited pro forma combined statement of income for the year ended December 28, 2013 is based on the historical financial statements of Inventure Foods, after giving effect to the Acquisition using the acquisition method of accounting and net borrowings of approximately $41,400,000 under our financing facilities (the “Borrowings”). For the purposes of this illustrative pro forma combined statement of income, the entire Borrowings and the related interest expense, using current interest rates, were included in the pro forma adjustments.

The unaudited pro forma combined statement of income for the year ended December 28, 2013 is presented as if the Acquisition and the Borrowings had taken place on December 30, 2012. For additional information, see the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price presented in the accompanying unaudited pro forma combined statement of income was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma combined statement of income is presented for illustrative purposes only and, therefore, is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction occurred as of an earlier date, nor is it necessarily indicative of operating results and financial position that may occur in the future.

The unaudited pro forma combined statement of income, including the notes thereto, should be read in conjunction with Inventure Food’s historical consolidated financial statements for the year ended December 28, 2013 included in our Annual Report on Form 10-K for the year ended December 28, 2013, as amended.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

(UNAUDITED)

FOR THE YEAR ENDED DECEMBER 28, 2013

(in thousands, except per-share data)

		(2)
	(1) Inventure Foods, Inc.	Willamette Valley Fruit Company, LLC	(3) Fresh Frozen Foods, LLC	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$215,580	$6,949	$49,415	$(518)	(A)	$271,426
Cost of revenues	176,694	6,084	40,698	(312)	(A)(B)	223,164
Gross profit	38,886	865	8,717	(206)		48,262
Operating expenses:
Selling, general and administrative expenses	28,036	667	4,150	646	(B)(C)(D)	33,499
Operating income	10,850	198	4,567	(852)		14,763
Non-operating (income) expense:
Interest expense, net	872	—	1,114	(185)	(E)	1,801
Income before income tax expense	9,978	198	3,453	(667)		12,962
Income tax expense	3,360	74	—	957	(F)	4,391
Net income	$6,618	$124	$3,453	$(1,624)		$8,571

Earnings per common share:
Basic	$0.34					$0.44
Diluted	$0.33					$0.43

Weighted average number of common shares:
Basic	19,360					19,360
Diluted	19,789					19,789

(1)              As reported in Inventure Food’s Annual Report on Form 10-K/A for the annual period ended December 28, 2013 filed with the SEC on March 14, 2014.

(2)              Derived from the unaudited year-to-date May 28, 2013 results of the acquired business of Willamette prior to acquisition by Inventure Foods, Inc., as reported in Inventure Food’s Form 8-K filed with the SEC on June 3, 2013.

(3)              Derived from the unaudited year-to-date November 8, 2013 results of the acquired business of Fresh Frozen prior to acquisition by Inventure Foods, Inc., as reported in Inventure Food’s Form 8-K filed with the SEC on November 12, 2013.

See accompanying notes to condensed combined pro forma financial information.

NOTES TO CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

(UNAUDITED)

1. Basis of Pro Forma Presentation

On November 8, 2013 (the “Effective Date”), FFF Acquisition Sub, Inc. (“Acquisition Sub”), a Delaware corporation and wholly owned subsidiary of Inventure Foods, Inc. (the “Company”), acquired (the “Acquisition”) substantially all of the assets, properties and rights of Fresh Frozen, LLC, a Georgia limited liability company (“Fresh Frozen”), a branded frozen vegetable processor, pursuant to an Asset Purchase Agreement, dated as of November 8, 2013, by and among the Company, Acquisition Sub, Fresh Frozen and Fresh Frozen’s members (the “Purchase Agreement”).

In accordance with the Purchase Agreement, Acquisition Sub acquired substantially all of the assets, properties and rights of Fresh Frozen, including, without limitation, Fresh Frozen’s frozen food processing equipment assets, certain real property located in Jefferson, Georgia and Thomasville, Georgia, and other intellectual property, accounts receivable and inventory rights.  As consideration for the acquisition, Acquisition Sub assumed certain liabilities and obligations of Fresh Frozen and paid an aggregate amount of $38,375,000 in cash plus a preliminary working capital adjustment of $401,000.  A portion of the proceeds was used to settle Fresh Frozen’s existing debt as of the Effective Date.  Additional proceeds are being held in escrow to secure post-closing purchase price adjustments and indemnity claims.  An additional amount of up to $3.0 million is payable to Fresh Frozen in the form of an earn-out based on 2014 performance. The contingent payment, if any, will be paid during the first quarter of 2015.  Acquisition Sub assumed certain liabilities of Fresh Frozen relating to existing business contracts and leases, and accounts payable and accrued liabilities included on Fresh Frozen’s balance sheet as of the Effective Date.  The acquisition was funded with a senior syndicated credit facility led by U.S. Bank National Association, which also closed on November 8, 2013.

2. Preliminary Purchase Price Allocation

The unaudited pro forma consolidated financial statements have been prepared to give effect to the Acquisition, which was accounted for under the acquisition method of accounting.  The aggregate amount of the consideration paid by the Company was approximately $38.8 million in cash. Under the acquisition method of accounting, the total estimated purchase price is allocated to Fresh Frozen’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of November 8, 2013, the effective date of the acquisition.

The following table summarizes the purchase price and estimated fair value of assets acquired and liabilities assumed at the date of acquisition (in thousands):

Purchase price paid as:
Cash		$38,375
Net working capital adjustment		401
Contingent consideration		2,653
Total purchase price		41,429

Fair value of net assets acquired:
Current assets	$10,774
Property and equipment	8,424
Deferred tax assets	235
Identifiable intangible assets:
Trade name	9,475
Customer relationships	10,487
Current liabilities	(6,252)
Long-term capital lease obligation	(15)
Total fair value of net assets acquired		33,128

Excess purchase price over fair value of net assets acquired (“goodwill”)		$8,301

NOTES TO CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

(UNAUDITED)

(continued)

Identified intangible assets of $19,962,000 consist of customer relationships and trade name.  The customer relationships are amortized using the straight-line method over the estimated useful life of twelve years.  We believe the acquired trade name has the continued ability to generate cash flows indefinitely, and therefore the trade name has been determined to have an indefinite life.

Goodwill of $8,301,000 represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed from Fresh Frozen. In accordance with current accounting standards, the goodwill is not amortized and will be tested for impairment annually in the fourth quarter of our fiscal year.

3.  Borrowings

Debt and Equity Financing Arrangements

In connection with the Acquisition, we entered into a $60.0 million senior secured term loan and a $30.0 million senior secured revolving line of credit with a syndicate of lenders led by U.S. Bank National Association (“US Bank”), pursuant to a Credit Agreement, a Security Agreement and certain other customary ancillary agreements (the “Senior Credit Facility”).  All obligations under the Senior Credit Facility mature on November 8, 2018.  The senior secured term loan will be repaid in quarterly installments throughout the term of the Senior Credit Facility.

The Senior Credit Facility was used to (a) fund the acquisition of substantially all of the assets, properties and rights of Fresh Frozen, and (b) repay the Company’s two existing equipment term loans totaling $8.4 million as of November 8, 2013, and the Company’s existing revolving line of credit totaling $17.6 million as of November 8, 2013, all of which repaid loans were made pursuant to the Loan and Security Agreement the Company entered into with U.S. Bank on March 22, 2013 (the “LSA”).  Two term loans totaling $8.4 million as of November 8, 2013, remain outstanding under the LSA.  See Item 2.03 on our Form 8-K filed on March 28, 2013, for additional information regarding the LSA.  To facilitate the Senior Credit Facility, the Company and its wholly owned subsidiaries entered into a Letter Amendment Agreement dated as of November 8, 2013 with U.S. Bank National Association (the “Letter Amendment”).  The Letter Amendment reconciled the terms of Senior Credit Facility with the terms of the LSA and that certain Loan Agreement (Term Loan), dated as of November 30, 2006, by and between the Company’s wholly owned subsidiary, La Cometa Properties, Inc., and U.S. Bank.

The Senior Credit Facility bears interest at the 30-day LIBOR rate plus a floating rate of interest which is set quarterly depending on our financial performance.  The agreements governing the Senior Credit Facility are subject to certain customary limitations, including, among others: limitation on liens; limitation on mergers; consolidations and sales of assets; limitation on debt; limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitation on investments (including loans and advances) and acquisitions; limitation on transactions with affiliates; and limitation on annual capital expenditures.  The Senior Credit Facility requires us to maintain compliance with certain financial covenants, including minimum fixed charge coverage ratio and a leverage ratio. The Senior Credit Facility is secured by substantially all present and future assets and properties of the Company.

As is customary in such financings, U.S. Bank, on behalf of the syndicate of lenders, may terminate the syndicate’s commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default (as defined in the Senior Credit Facility) subject, in certain instances, to the expiration of an applicable cure period.

NOTES TO CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

(UNAUDITED)

(continued)

4.  Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined statement of income has been prepared as if the Acquisition was completed on December 30, 2012 for statement of income purposes and reflect the following pro forma adjustments:

(A)         To eliminate intercompany sales and cost of goods sold between Willamette and Rader Farms, Inc.

(B)         To eliminate historical depreciation and record the depreciation of property and equipment acquired in the acquisition:

Year Ended
December 28, 2013
Elimination of Willamette’s historical depreciation	(73)
Depreciation of property and equipment acquired in the Willamette acquisition	125
Elimination of Fresh Frozen’s historical depreciation	(451)
Depreciation of property and equipment acquired in the Fresh Frozen Acquisition	487

(C)         To record amortization of finite-lived intangible assets acquired in the acquisition:

Year Ended
December 28, 2013
Amortization of Willamette’s customer relationship	133
Amortization of Fresh Frozen’s customer relationship	756

(D)         To eliminate acquisition costs of $254,000 incurred during the acquisition of Willamette and Fresh Frozen Foods, which are included in the results of Inventure Foods for periods presented.

(E)          To eliminate Fresh Frozen’s historical interest expense and record the interest expense and the amortization of the deferred financing fees incurred to finance the Acquisition.  The interest expense is calculated based on a current weighted average interest rate of 2.3%, resulting from the borrowings under our financing facilities to fund the purchase price.

(F)           To reflect the income tax effect of the pro forma adjustments using an effective tax rate of 37%, the statutory rates in effect during the periods presented.